    Pricing Supplement No. 009                              Filing under Rule  424(b)(2)
    Dated March 26, 1997                                      Registration No. 333-22347

    (To Prospectus dated  March 18,  1997, supplemented by  Prospectus Supplement  dated
    March 21, 1997)

                                        $300,000,000
                                NIPSCO CAPITAL MARKETS, INC.
                                     Medium-Term Notes
                         Due Nine Months or More From Date of Issue
                                    --------------------

                       Entitled to the benefit of a Support Agreement
                   Providing for the Payment of Principal and Interest by
                                  NIPSCO Industries, Inc.
                                    --------------------


         Principal Amount:         $10,000,000                         Interest Payment Date(s):         March 15, and
                                                                                                     September 15
     Trade Date:               March 25, 1997
                                                                   Specified Currency:               U.S. Dollars
     Original Issue Date:      March 31, 1997
                                                                   Selling Agent's Commission:       $75,000
     Interest Rate:            7.92%
                                                                   Net Proceeds to the Company:      $9,925,000
     Stated Maturity Date:     April 03, 2017

     Form :   XX  Book Entry  ___ Certified

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   The Medium-Term Note  described in  this Pricing  Supplement is  being sold through Goldman, Sachs & Co., as Agent.

   Prior to the  date of this Pricing Supplement, $34,000,000 Medium-Term
   Notes  have been  sold.    Concurrently herewith, the  company is also
   selling (1) $2,000,000 aggregate principal amount of Medium-Term Notes with  a Stated Maturity Date of April  3, 2017 and bearing an interest rate of 7.82% at the initial price to the public equal to 100% of par,
   less a fee to   Merrill Lynch & Co.,  as Agent, equal to 0.75%;  (2) $
   10,000,000  aggregate principal  amount  of Medium-Term  Notes with  a
   Stated maturity Date of April 3,  2017 and bearing an interest rate of
   7.82% at the initial price to the public equal  to 100% of par, less a fee to Goldman, Sachs & Co., as Agent, equal to 0.75%; (3) $50,000,000 aggregate principal amount of Medium-Term Notes with a Stated Maturity
   Date  of April 1, 2004  and bearing an  interest rate of  7.39% at the initial  price  to the  public equal  to 100%  of par,  less a  fee to
   Goldman,  Sachs &  Co.,  as  Agent,  equal  to  0.6%;  (4)  $2,000,000 aggregate principal amount of Medium-Term Notes with a Stated Maturity
   Date of  April 2, 2007  and bearing an  interest rate of 7.45%  at the initial price  to the  public equal  to 100%  of  par, less  a fee  to
   Goldman, Sachs  & Co.,  as Agent,  equal  to 0.625%;   (5)  $6,000,000
   aggregate principal amount of Medium-Term Notes with a Stated Maturity
   Date of  April 1, 2022 and  bearing an interest  rate of 7.99%  at the initial price  to  the public  equal to  100% of  par, less  a fee  to
   Goldman,  Sachs  &  Co., as  Agent,  equal  to  0.75%; (6)  $8,000,000 aggregate principal amount of Medium-Term Notes with a Stated Maturity
   Date of April  1, 2022 and  bearing an interest  rate of 7.99% at  the


   initial price  to the  public equal  to 100%  of  par, less  a fee  to
   Merrill Lynch &  Co., as  Agent, equal  to 0.75%;  and (7)  $6,000,000 aggregate principal amount of Medium-Term Notes with a Stated Maturity
   Date of  April 1, 2022 and  bearing an interest  rate of 7.99%  at the initial price to the public equal to 100% of par, less a fee to Morgan
   Stanley & Co. Incorporated, as Agent, equal to 0.75%.

   Goldman, Sachs & Co.
                            Merrill Lynch & Co.
                                                     Morgan Stanley & Co.
                                                         Incorporated